DELAWARE GROUP EQUITY FUNDS V

Registration No. 811-04997
FORM N-SAR
Annual Period Ended November 30, 2014

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77I: Terms of new or amended securities

On August 19-21, 2014, the Board of Trustees (the ?Board?) of Delaware Group Equity Funds V (the ?Registrant?) voted to approve the early conversion of the Delaware Dividend Income Fund, Delaware Small Cap Core Fund, and Delaware Small Cap Value Fund?s Class B shares to Class A shares. In connection with this approval, the Board amended the terms of the Registrant?s Agreement and Declaration of Trust via Board resolution to permit the early conversion of Class B shares to Class A shares. The rights of Class A shares did not change.

Details related to the early conversion are incorporated herein by reference to the supplement dated August 22, 2014 to the Registrant?s registration statement dated March 28, 2014, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-14-000321).

SUB-ITEM 77O: Transactions effected pursuant to Rule 10f-3

Three (3) transactions for the annual period ended November 30, 2014 effected pursuant to Rule 10f-3, attached as Exhibit.

WS: MFG_Philadelphia: 888747: v2

WS: MFG_Philadelphia: 867889: v1